Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES STOCK REPURCHASE PROGRAM

-- Board Authorizes Repurchase of up to $15 million of the Company's Common Stock --

HOUSTON, TX, July 30, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today announced that on July 29, 2002, the Company's Board of Directors adopted and authorized the Company to implement a Stock Repurchase Program. Under the Stock Repurchase Program, the Company may repurchase, from time to time during its 2002 fiscal year ending February 1, 2003, either on the open market or through privately negotiated transactions, up to $15.0 million worth of its outstanding common stock to be financed by the Company's cash flow. Additional amounts of its outstanding common stock may also be repurchased using the proceeds that the Company receives from the exercise of options under its 2001 Equity Incentive Plan, including the tax benefits which will accrue to the Company from the exercise of these options.

Commenting on the Stock Repurchase Program, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "At today's prices, we believe that our stock is a compelling value, and that repurchasing our shares will have an accretive impact on earnings per share. We further believe that the adoption of this Stock Repurchase Program is in the best interest of our shareholders."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

--more--

Stage Stores Announces
Stock Repurchase Program
Page - 2

This new release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the accretive impact of the Stock Repurchase Program on earnings per share and our belief that the Company can finance the Stock Repurchase Program out of its own cash flow. We intend forward looking terminology such as "believes", "expects", "may", "will", "should", anticipates", "plans" or similar expressions to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, the Company's Quarterly Report as filed with the SEC on May 24, 2002, and other factors as may periodically be described in other Company filings with the SEC.

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